
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832095
<NAME> KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                                           12-MOS
<FISCAL-YEAR-END>                                       Dec-31-1999
<PERIOD-END>                                            Dec-31-1999
<CASH>                                                   39,434,806
<SECURITIES>                                             58,850,204<F1>
<RECEIVABLES>                                               187,363
<ALLOWANCES>                                                      0
<INVENTORY>                                                       0
<CURRENT-ASSETS>                                            254,118<F2>
<PP&E>                                                            0
<DEPRECIATION>                                                    0
<TOTAL-ASSETS>                                           98,726,491
<CURRENT-LIABILITIES>                                        19,550
<BONDS>                                                           0
<PREFERRED-MANDATORY>                                             0
<PREFERRED>                                                       0
<COMMON>                                                 98,703,366<F3>
<OTHER-SE>                                                    3,575<F4>
<TOTAL-LIABILITY-AND-EQUITY>                             98,726,491
<SALES>                                                           0
<TOTAL-REVENUES>                                          9,806,072<F5>
<CGS>                                                             0
<TOTAL-COSTS>                                                     0
<OTHER-EXPENSES>                                          2,303,755<F6>
<LOSS-PROVISION>                                                  0
<INTEREST-EXPENSE>                                                0
<INCOME-PRETAX>                                           7,502,317
<INCOME-TAX>                                                      0
<INCOME-CONTINUING>                                       7,502,317
<DISCONTINUED>                                                    0
<EXTRAORDINARY>                                                   0
<CHANGES>                                                         0
<NET-INCOME>                                              7,502,317
<EPS-BASIC>                                                       0
<EPS-DILUTED>                                                     0<F7>

<F1>Includes   Participating  Insured  Mortgages  ("PIMs")  of  $51,390,092  and
    Mortgage-Backed Securities ("MBS") of $7,460,112.

<F2>Includes  prepaid  acquisition  fees  and  expenses  of  $3,335,739  net  of accumulated  amortization of $3,151,323 and prepaid participation servicing fees of $1,102,994 net of accumulated amortization of $1,033,292.

<F3>Represents  total equity of General Partners and Limited  Partners.  General
    Partners deficit of ($347,682) and Limited Partners equity of $99,051,048.

<F4>Unrealized gain on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $1,298,012 of amortization of prepaid fees and expenses.

<F7>Net income allocated  $225,070 to the General Partners and $7,502,317 to the
    Limited  Partners.  Average net income per Limited  Partner  interest is $.49 on
    14,956,896 Limited Partner interests outstanding.


